EXHIBIT 5.1

June 15, 2011

Interactive Brokers Group, Inc.
One Pickwick Plaza
Greenwich, Connecticut 06830

Re:	Registration Statement on Form S-8

Gentlemen and Ladies:

We have acted as counsel for Interactive Brokers Group, Inc., a Delaware corporation (the “Company”), in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s class A common stock, par value $0.01 per share (the “Common Stock”), proposed to be issued pursuant to a registration statement on Form S-8 (the “registration statement”) filed today with the Securities and Exchange Commission (the “SEC”).

The registration statement relates to the issuance and sale pursuant to the Interactive Brokers Group, Inc. 2007 Stock Incentive Plan (the “Plan”) of an additional 10,800,000 shares of Common Stock (the “Registered Shares”).

As such counsel, we have made such legal and factual examinations and inquiries as we have deemed advisable for the purpose of rendering this opinion. Based upon the foregoing, it is our opinion that the Registered Shares, when issued, delivered and paid for in the manner described in the Plan, will be validly issued, fully paid and non-assessable.

Our opinion contained herein relates solely to the Delaware General Corporation Law, as amended, and we express no opinion herein concerning the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the registration statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations promulgated by the SEC.

Very truly yours,

/s/ Dechert LLP